Exhibit (A)(2)

Amendment No. 1 to

Agreement and Declaration of Trust

of

The CNL Funds

The undersigned, being all of the trustees of The CNL Funds, a Delaware statutory trust (the “Trust”), acting pursuant to Article IX, Section 9.7 of the Agreement and Declaration of Trust, dated February 15, 2007 (the “Declaration”), do hereby amend the Declaration as follows, such amendment to be effective on the date hereof:

1. Article I of the Declaration is hereby amended by adding the following new Section 1.5:

Section 1.5 Name Reservation. The Trust acknowledges that it uses the term “CNL” in its name only with the permission of CNL Intellectual Properties, Inc. (“CIP”), an affiliate of CNL Fund Advisors Company (the “Advisor”), the Trust’s investment adviser, and agrees that CIP shall control the use of the term “CNL” by the Trust. The Trust further agrees that if the Advisor, its successors or assigns should at any time case to be the investment adviser to the Trust, the Trust shall, at the written request of CIP, its successors or assigns, eliminate the term “CNL” from its name and any materials or documents referring to the Trust, and will not henceforth use the term “CNL” in the conduct of the Trust’s business, except to any extent specifically agreed to by CIP. The Trust further acknowledges that CIP reserves the right to grant the non-exclusive right to use the term “CNL” to any other persons or entities, including other investment companies, whether now in existence or hereinafter created. The provisions of this paragraph are binding on the Trust, its successors and assigns and on its Trustees, officers, stockholders, creditors and all other persons claiming under or through it.

2. Schedule A of the Declaration is hereby deleted in its entirety and replaced with Schedule A attached as Exhibit A to this Amendment No. 1 to the Declaration.

IN WITNESS WHEREOF, the undersigned, each being a trustee of the Trust, has executed this instrument as of the 24th day of May, 2007.

/s/ Robert A. Bourne
Robert A. Bourne

/s/ G. Richard Hostetter
G. Richard Hostetter

/s/ James H. Kropp
James H. Kropp

/s/ J. Joseph Kruse
J. Joseph Kruse

EXHIBIT A

SCHEDULE A

THE CNL FUNDS

PORTFOLIOS AND CLASSES THEREOF

PORTFOLIO	CLASSES OF EACH PORTFOLIO
CNL Global Real Estate Fund	Class A
Class C
Institutional Class

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